Exhibit 99.2

We hereby consent to the use in the Registration Statement of Mitel Networks Corporation on Form S-4 and in the Proxy Statement/Prospectus of Polycom, Inc., which is part of the Registration Statement, of our opinion dated April 14, 2016, appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Polycom’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Polycom Board of Directors’ Recommendations and Its Reasons for the Merger;” “The Merger—Opinion of Polycom’s Financial Advisor” and “The Merger—Financial Projections Utilized by the Polycom Board and Polycom’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Taylor Henricks
Name: Taylor Henricks
Title: Executive Director

Menlo Park, California

May 13, 2016